AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
MSO HOLDINGS, INC.

a Delaware Corporation

        Peter Porath hereby certifies that:

        ONE: The date of the filing of the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was November 19, 2004.

        TWO: He is the duly elected Chief Executive Officer of MSO Holdings, Inc., a Delaware corporation.

        THREE: The Certificate of Incorporation of this Company is hereby amended and restated as follows:

ARTICLE I

        The name of this corporation is MSO Holdings, Inc. (the “Corporation”).

ARTICLE II

        The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

        (A)    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is fifty-five million (55,000,000) shares, each with a par value of $0.001 per share. Forty million (40,000,000) shares shall be Common Stock and fifteen million (15,000,000) shares shall be Preferred Stock.

        (B)    Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation (the “Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Convertible Preferred Stock” and shall consist of fifteen million (15,000,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as set forth below in this Article IV(B).

        1.    Dividends. Holders of the Series A Convertible Preferred Stock shall not be entitled to any preference over the holders of the Common Stock with respect to dividends.

        2.    Liquidation.

            (a)    Series A Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.9174 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), plus any accrued but unpaid dividends on such share, for each share of Series A Convertible Preferred Stock then held by them from the assets of the Corporation legally available for distribution. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b)    Remaining Assets. Upon the completion of the distributions required by Section 2(a) above, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of the Series A Convertible Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock at the then applicable Conversion Price determined pursuant to Section 4(a) below).

            (c)    Certain Acquisitions.

                (i)    Deemed Liquidation. For purposes of this Certificate, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale, license, assignment or other disposition of all or substantially all of the assets of the Corporation intended to be a disposition of the Corporation’s business ((A) and (B) collectively referred to as a “Liquidation Transaction”); unless, in the case of clause (A) or (B) the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                (ii)    Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock. Any securities shall be valued as follows:

                    (A)     Securities not subject to investment letter or other similar restrictions on free marketability:

                        (1)     If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be deemed to be the average of the closing prices of the securities on such exchange or Nasdaq over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Transaction;

                        (2)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Transaction; and

                        (3)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                    (B)     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                (iii)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Series A Convertible Preferred Stock written notice of any impending Liquidation Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten (10) days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate, all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights

                (iv)    Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series A Convertible Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

        3.    Redemption. The Corporation shall be obligated to redeem the Series A Convertible Preferred Stock as follows:

            (a)     Beginning on March 24, 2008 (the “Initial Redemption Date”), and continuing thereafter, upon the delivery to the Corporation of a written request of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock (a “Redemption Request”), the Corporation shall redeem, from any source of funds legally available therefor, all shares of Series A Convertible Preferred Stock from all holders of Series A Convertible Preferred Stock, provided that immediately following such redemption, the Corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting rights; provided, further, that the Corporation shall not be required under this Section 3(a) to redeem from any particular holder of Series A Convertible Preferred Stock, in connection with a redemption requested after the Initial Redemption Date but before the first anniversary of the Initial Redemption Date, a number of shares of Series A Convertible Preferred Stock greater than fifty percent (50%) of the aggregate number of shares of Series A Convertible Preferred Stock held by such holder immediately prior to such redemption. The Corporation shall effect such redemptions not later than ninety (90) days following the date on which the Corporation shall have received the Redemption Request (the “Redemption Date”) by paying in cash in exchange for the shares of Series A Convertible Preferred Stock to be redeemed an amount per share (as adjusted for any stock split, stock division or consolidation) equal to the greater of (x) $0.9174 for each such share of Series A Convertible Preferred Stock, or (y) the fair market value (as determined by an independent appraiser selected by the Corporation and the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock) for each such share of Series A Convertible Preferred Stock, in each case, plus any accrued but unpaid dividends on such shares. The total amount to be paid for the Series A Convertible Preferred Stock is hereinafter referred to as the “Redemption Price.”

            (b)     At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series A Convertible Preferred Stock setting forth (A) the Redemption Price for the shares to be redeemed; (B) the Redemption Date; and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and in such event, each holder of such shares of Series A Convertible Preferred Stock that are entitled to be redeemed but are not so redeemed (the “Unredeemed Shares”) shall exchange such Unredeemed Shares of Series A Convertible Preferred Stock for a promissory note having a term of one (1) year (each a “Redemption Note” and collectively the “Redemption Notes”) in the aggregate principal amount equal to the aggregate Redemption Price for such holder’s Unredeemed Shares, issued in favor of the holder(s) thereof by the Corporation, and bearing simple interest at a rate equal to 8% per annum. At any time thereafter when additional funds of the Corporation are legally available for repayment of such notes, such funds will immediately be used to ratably repay the principal and interest owing pursuant to such notes.

            (c)     On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 3 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 3 remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Corporation promptly upon its written request.

            (d)     On or after such Redemption Date, each holder of shares of Series A Convertible Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, Redemption Notes shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation has not issued the Redemption Notes, all rights of the holder of such redeemed shares of Series A Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates or to have the Redemption Notes repaid), shall cease and terminate with respect to such redeemed shares and such shares of Series A Convertible Preferred Stock shall be cancelled and shall not be entitled to any of the rights and preferences provided herein.

        4.    Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

            (a)    Right to Convert. Subject to Section 4(c), each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.9174 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.9174 for shares of Series A Convertible Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below. In addition, the Corporation shall immediately prior to the voluntary conversion of any Series A Convertible Preferred Stock, in full satisfaction of any dividend on any such share of Series A Preferred Stock that may be declared and remain unpaid prior to such conversion, issue to the holder of such Series A Preferred Stock an additional number of shares of Series A Preferred Stock determined by dividing the aggregate amount of the cash value of the dividends attributable to the Series A Preferred Stock being converted by $0.9174.

            (b)    Automatic Conversion. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of at least $15,000,000 (net of underwriting discounts and commissions), (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a class, or (iii) a date that is after August 3, 2005 if shares of Common Stock of the Corporation are then publicly traded and such shares have traded at a price in excess of one hundred fifty percent (150%) of the then in effect Conversion Price for the twenty (20) trading days prior to such date at an average daily trading volume of at least 50,000 shares, provided that the Common Stock into which the Series A Convertible Preferred Stock shall be converted pursuant to this subsection (iii) shall be registered for resale under the Securities Act within ninety (90) days after such conversion. In addition, the Corporation shall immediately prior to the automatic conversion of any Series A Convertible Preferred Stock, in full satisfaction of any dividend on any such share of Series A Preferred Stock that may be declared and remain unpaid prior to such conversion, issue to the holder of such Series A Preferred Stock an additional number of shares of Series A Preferred Stock determined by dividing the aggregate amount of the cash value of the dividends attributable to the Series A Preferred Stock being converted by $0.9174.

            (c)    Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                (i)     (A)     Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series A Convertible Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted to a price equal to the price at which such Additional Stock is being issued.

                    (B)    Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

                        (1)     Shares of Common Stock issued or issuable pursuant to stock dividends, stock splits, dividends or similar transactions, as described in Section 4(d)(ii) hereof;

                        (2)     Up to 2,305,356 shares of Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Corporation and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Company pursuant to the Company’s 2004 Equity Incentive Plan, or non-plan option agreements or other arrangements;

                        (3)     Shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by the Board of Directors;

                        (4)     Shares of Common Stock issuable upon exercise of options, warrants, convertible securities or rights to purchase any securities of the Corporation outstanding as of the date of this Certificate and any securities issuable upon the conversion thereof;

                        (5)     Shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

                        (6)     Shares of Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock;

                        (7)     Shares of Common Stock issued or issuable by the Corporation in a public offering prior to or in connection with which all outstanding shares of Series A Convertible Preferred Stock will be converted to Common Stock; and

                        (8)     Warrants or options to purchase Common Stock or Preferred Stock issued to independent consultants and/or non-employee directors provided that such consultants or directors provide bona fide services to the corporation and that each such issuance is approved by the Board of Directors.

                    (C)    No Fractional Adjustments. No adjustment of the Conversion Price for the Series A Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                    (D)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock, irrespective of any accounting treatment.

                    (E)    Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

                        (1)     The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

                        (2)     In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any of the Series A Convertible Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (3)     Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any of the Series A Convertible Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (4)     The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

                    (F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                (ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                (iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            (e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

            (g)    No Fractional Shares and Certificate as to Adjustments.

                (i)     No fractional shares shall be issued upon the conversion of any share or shares of the Series A Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                (ii)     Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Convertible Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

            (h)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (i)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

            (j)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his;her;its address appearing on the books of the Corporation.

        5.    Voting Rights. Except as expressly provided by this Certificate or as may be otherwise provided by law, the holders of Series A Convertible Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Series A Convertible Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

        6.    Protective Provisions. For so long as a majority of the shares of Series A Preferred Stock issued on the Purchase Date remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a class, unless any of the following acts, as applicable, is approved by a majority of the non-employee directors of the Company:

            (a)     authorize, pay or declare a dividend (other than dividends payable solely in Common Stock) on any shares of the capital stock of the Corporation, or otherwise make any distribution on any of its equity securities, other than Permitted Repurchases (as defined below);

            (b)     authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Convertible Preferred Stock) convertible into or exercisable for any equity security, having rights, preferences or privileges over, or being on a parity with, the Series A Convertible Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation or otherwise;

            (c)     except as approved by the Board of Directors, sell or issue any shares of Common Stock for consideration other than cash;

            (d)     make any loans, guarantees, or joint ventures, or invest in partially owned subsidiaries in excess of $250,000 in any twelve (12) month period;

            (e)     create any subsidiary other than a wholly owned subsidiary;

            (f)     amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws;

            (g)     effect a Liquidation Transaction, or liquidate or dissolve;

            (h)     except as approved by the Board of Directors, dispose of more than ten percent (10%) of its assets, other than in the ordinary course of business;

            (i)     approve or authorize any material alteration or material change in the Corporation’s business;

            (j)     redeem, purchase or otherwise acquire for value any share or shares of the capital stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or at any price pursuant to the Corporation’s exercise of a right first refusal to repurchase such shares (“Permitted Repurchases”); or

            (k)     enter into any transaction with any of its officers, directors, stockholders or affiliates or any entity in which any officer, director or stockholder of the Company, or any of their respective affiliates may have any interest, unless such transaction is in the ordinary course of business on terms no less favorable than those available at such time from non-affiliated parties.

        7.    Status of Converted / Redeemed Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof or redeemed pursuant to Section 3 hereof, the shares so converted or redeemed, as the case may be, shall be cancelled and shall not be issuable by the Corporation. This Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

        (C)    Rights, Preferences and Restrictions of Common Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

        1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

        3.    Redemption. The Common Stock is not redeemable.

        4.    Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

        The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

        Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

        (A)     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        (B)     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

        (C)     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

***

        FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

        FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the Delaware General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the stockholders of this corporation.

        IN WITNESS WHEREOF, MSO Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer the 13th day of May, 2005.

/s/ Peter Porath
Peter Porath, Authorized Person

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